                                     2000

                            CII Technologies, Inc.
                                 Exhibit 12.1
               Computation of Ratio of Earnings to Fixed Charges
                            (Dollars In Thousands)
                                  (Unaudited)

                                                     --------------------------------------------------------------------
                                                           Year           Year           Year          Year          Year
                                                          Ended          Ended          Ended         Ended         Ended
                                                       12/31/96       12/31/97       12/31/98      12/31/99      12/31/00
                                                       --------       --------       --------      --------      --------
Earnings (Loss) Before Taxes
  and Minority Interest                                $ 2,782        $ 6,938        $ 5,355      $ (3,244)      $    89
                                                       -------        -------        -------      --------       -------
Fixed Charges:
  Interest Charges                                       3,139          5,243         11,865        16,863        18,704
  Amortization of Financing
     Costs                                                 252            401            742         1,085         1,143
  Environmental Interest                                   147            119            113           119             -
  Estimated Interest Factor
    of Rental Expense                                      272            351            447           532           423
                                                       -------        -------        -------      --------       -------

Total Fixed Charges                                      3,810          6,114         13,167        18,524        20,270
                                                       -------        -------        -------      --------       -------

Total Earnings Available for
  Fixed Charges                                          6,592         13,052         18,522        15,280        20,359
                                                       =======        =======        =======      ========       =======

Ratio of Earnings to Fixed
   Charges                                                 1.7x           2.1x           1.4x          0.8x          1.0x

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